EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 23, 2004 (except for Note 10 as to which the date is March 30, 2005) with respect to the consolidated balance sheet of Mastec, Inc. as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2003 (as restated) included in the Registration Statement (Form S-1 No. 333-129790) and the related Prospectus of MasTec, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP
Miami, Florida
December 16, 2005